Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260760

PROSPECTUS

General Mills, Inc.

OFFER TO EXCHANGE

This is an offer by General Mills, Inc. (the “Company” or “General Mills”) to exchange up to $605,238,000 aggregate principal amount of its 3.000% Notes due 2051 (the “Old Notes”) that were issued pursuant to a private offering for a like aggregate principal amount of 3.000% Notes due 2051 (the “Exchange Notes”) in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange Offer”).

The Exchange Offer is subject to customary closing conditions and will expire at 5:00 p.m., New York City time, on December 20, 2021, unless we extend the Exchange Offer.

Material terms of the Exchange Offer:

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We will exchange equal principal amounts of Exchange Notes for all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of the Old Notes at any time prior to the expiration or termination of the Exchange Offer.

•

The terms of the Exchange Notes are identical in all material respects to those of the outstanding Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

•

The exchange of the Old Notes for the Exchange Notes should not be a taxable transaction for United States federal income tax purposes, but you should read the discussion under the caption “U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

•

We issued the Old Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. Pursuant to a registration rights agreement dated January 27, 2021 (the “Registration Rights Agreement”), we are making the Exchange Offer to satisfy your registration rights as a holder of the Old Notes.

The Exchange Notes will be our unsecured and unsubordinated obligations and will rank equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Exchange Notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries. For a more detailed description of the Exchange Notes, see “Description of Exchange Notes.”

The Exchange Notes, together with any Old Notes that are not exchanged in the Exchange Offer, will both be governed by the Indenture (as defined in “Description of Exchange Notes”), constitute the same class of debt securities for the purposes of the Indenture and vote together on all matters.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the Registration Rights Agreement, the Company has agreed that, for a period of 90 days after the Expiration Date (as defined below), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the outstanding Old Notes and in the Indenture. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and other applicable securities laws. Other than in connection with the Exchange Offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

There is no established trading market for the Exchange Notes. We do not plan to list the Exchange Notes on any securities exchange or any automated dealer quotation system.

See “Risk Factors” beginning on page 9 for a discussion of risks you should consider prior to tendering your outstanding Old Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2021.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making the Exchange Offer to, nor will we accept surrenders for exchange from, holders of outstanding Old Notes in any jurisdiction in which the applicable Exchange Offer would not be in compliance with the securities or blue sky laws of such jurisdiction or where it is otherwise unlawful. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of its date, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless otherwise specified, all references in this prospectus to “General Mills,” “we,” us” and “our” are to General Mills, Inc. and its consolidated subsidiaries.

All references in this prospectus to “$” and “dollars” are to United States dollars.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We may have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers and employees;

•	disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic;

•

competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;

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•	economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital;

•	product development and innovation;

•	consumer acceptance of new products and product improvements;

•	consumer reaction to pricing actions and changes in promotion levels;

•	acquisitions or dispositions of businesses or assets;

•	changes in capital structure;

•	changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations and litigation;

•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in accounting standards and the impact of significant accounting estimates;

•	product quality and safety issues, including recalls and product liability;

•	changes in consumer demand for our products;

•	effectiveness of advertising, marketing and promotional programs;

•	changes in consumer behavior, trends and preferences, including weight loss trends;

•	consumer perception of health-related issues, including obesity;

•	consolidation in the retail environment;

•	changes in purchasing and inventory levels of significant customers;

•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy and transportation;

•	effectiveness of restructuring and cost saving initiatives;

•	volatility in the market value of derivatives used to manage price risk for certain commodities;

•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;

•	failure or breach of our information technology systems;

•	foreign economic conditions, including currency rate fluctuations;

•	political unrest in foreign markets and economic uncertainty due to terrorism or war; and

•	other factors discussed in this prospectus and the documents incorporated by reference herein under the caption “Risk Factors.”

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by applicable law.

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WHERE YOU MAY FIND MORE INFORMATION ABOUT GENERAL MILLS

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public through the Internet at the SEC web site at https://www.sec.gov. Those filings are also available to the public on, or are accessible through, our web site at https://www.generalmills.com. The contents of our web site are not deemed to be a part of this prospectus.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including the exhibits, for further information about the Exchange Notes being offered hereby.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion or termination of the Exchange Offer made pursuant to this prospectus or for so long as we are obligated to make this prospectus available to broker-dealers for resale as described herein:

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our Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on August 17, 2021) for the fiscal year ended May 30, 2021;

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 29, 2021; and

•	our Current Report on Form 8-K/A filed with the SEC on June 4, 2021, and our Current Reports on Form 8-K filed with the SEC on July 22, 2021, October 1, 2021, October 14, 2021, and November 16, 2021.

You may request a copy of these filings (excluding exhibits to those filings unless they are specifically incorporated by reference into those filings) at no cost by writing or telephoning us at the following address and phone number:

General Mills, Inc. Number One General Mills Boulevard Minneapolis, Minnesota 55426 Attention: Corporate Secretary (763) 764-7600

In order to ensure timely delivery of the requested documents, requests should be made no later than December 13, 2021, which is five business days before the date the Exchange Offer expires.

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SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus. You should carefully read the following summary in conjunction with the more detailed information contained in this prospectus, including the “Risk Factors” section beginning on page 9 of this prospectus and the information incorporated by reference herein. This summary is not complete and may not contain all of the information that may be important to you in understanding the Exchange Offer. See the sections of this prospectus entitled “Where You May Find More Information About General Mills” and “Incorporation of Certain Information by Reference.”

Our Business

We are a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We also are a leading supplier of branded and unbranded food products to the North American foodservice and commercial baking industries. We are also a leading manufacturer and marketer in the wholesome natural pet food category. As of May 30, 2021, we manufactured our products in 13 countries and market them in more than 100 countries. In addition to our consolidated operations, we have 50 percent interests in two strategic joint ventures that manufacture and market food products sold in more than 120 countries worldwide. Our fiscal year ends on the last Sunday in May. All references to our fiscal years are to our fiscal years ending on the last Sunday in May of each such period.

We were incorporated under the laws of the State of Delaware in 1928. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600. Our internet web site address is https://www.generalmills.com. The contents of this web site are not deemed to be a part of this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Where You May Find More Information About General Mills.”

The Exchange Offer

Offeror	General Mills, Inc.

Old Notes	$605,238,000 in aggregate principal amount of Old Notes.

Exchange Notes

Up to $605,238,000 in aggregate principal amount of Exchange Notes.

The Exchange Notes have been registered under the Securities Act. The form and terms of the Exchange Notes are identical in all material respects to those of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes. In addition, the Exchange Notes bear different CUSIP and ISIN numbers than the Old Notes.

The Exchange Offer

We are offering to exchange up to $605,238,000 aggregate principal amount of the Old Notes for a like aggregate principal amount of the Exchange Notes to satisfy certain of our obligations under the Registration Rights Agreement that we entered into when the Old Notes were issued in reliance upon exemptions from registration under the Securities Act.

The Old Notes may only be tendered in minimum denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof (the “Minimum Authorized Denominations”). Holders who tender less than all of their Old Notes must continue to hold the Old Notes in at least the Minimum Authorized Denominations. See “The Exchange Offer—Terms of the Exchange Offer.”

In order to exchange the Old Notes, you must follow the required procedures and we must accept the Old Notes for exchange. We will exchange all Old Notes validly tendered and not validly withdrawn prior to the Expiration Date (as defined below) of the Exchange Offer. See “The Exchange Offer.”

Expiration Date; Tenders

The Exchange Offer will expire at 5:00 p.m., New York City time, on December 20, 2021, unless extended by us (such date and time, as they may be extended, the “Expiration Date”). By tendering your Old Notes, you represent to us that:

•  any Old Notes being exchanged by you, and any Exchange Notes to be received by you, have been or will be acquired in the ordinary course of your business;

•  you are not engaged, do not intend to engage and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the Exchange Notes;

•  you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours; and

•  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal	You may withdraw any Old Notes tendered in the Exchange Offer at any time prior to the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. The Exchange Offer is not conditioned upon the tender of any minimum principal amount of outstanding Old Notes. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	Each holder of Old Notes wishing to participate in the Exchange Offer must follow procedures of the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), subject to the terms and procedures of that program. The ATOP procedures require that the Exchange Agent (as defined below) receive, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that DTC has received instructions to exchange your Old Notes. For more information on the procedures for tendering the Old Notes, see the discussion under the caption “The Exchange Offer—Procedures for Tendering Old Notes.”

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offer.

Exchange Agent and Information Agent	Global Bondholder Services Corporation is serving as the exchange agent (the “Exchange Agent”) and the information agent (the “Information Agent”) for the Exchange Offer. You can find the address, telephone number and e-mail address of the Exchange Agent and the Information Agent below under the caption “The Exchange Offer—Exchange Agent and Information Agent.”

Resales

Based on interpretations by the SEC staff, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer pursuant to this prospectus may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•  any Exchange Notes to be received by you will be acquired in the ordinary course of your business;

•  you are not engaged and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•  you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours.

By tendering your Old Notes as described in “The Exchange Offer—Procedures for Tendering Old Notes,” you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the SEC’s position set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers making exchange offers similar to ours. We cannot guarantee the SEC would make a similar decision about our Exchange Offer. If our belief is wrong, you could incur liability under the Securities Act. We will not indemnify or otherwise protect you against any loss incurred as a result of this liability under the Securities Act.

If you are an “affiliate” (as defined in Rule 405 under the Securities Act) of ours or are engaged or have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes:

•  you cannot rely on the applicable interpretations of the staff of the SEC;

•  you will not be entitled to participate in the Exchange Offer; and

•  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes” for more information.

Broker-Dealer

Each broker or dealer that receives the Exchange Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the Exchange Offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

Furthermore, any broker-dealer that acquired any of its Old Notes directly from us:

•  may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Under the Registration Rights Agreement, we have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Registration Rights Agreement

When we originally issued Old Notes on January 27, 2021 (the “Original Issue Date”), we entered into the Registration Rights Agreement with certain dealer managers, pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to use commercially reasonable efforts to:

•  file a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange the Old Notes for the Exchange Notes having terms substantially identical to the Old Notes being exchanged, except that the Exchange Notes will not contain transfer restrictions or provisions regarding the additional interest in case of a Registration Default (as defined in “The Exchange Offer—Purpose of the Exchange Offer”);

•  cause the Exchange Offer Registration Statement to become effective under the Securities Act within 330 days after the Original Issue Date; and

•  complete the Exchange Offer not later than 360 days after the Original Issue Date.

The registration statement of which this prospectus forms a part constitutes an Exchange Offer Registration Statement for purposes of the Registration Rights Agreement.

We also agreed to keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer, if required by applicable law) after commencement of the Exchange Offer. If the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 330th day after the Original Issue Date or if we fail to meet certain other conditions described in the Registration Rights Agreement, the interest rate borne by the Old Notes shall increase by 0.25% per annum (the “Additional Interest”) while any Registration Default is continuing, until all Registration Defaults have been cured. Following the cure of all Registration Defaults, the accrual of Additional Interest on the Old Notes will cease and the interest rate will revert to the applicable original rate set forth in the title of Old Notes.

Under some circumstances set forth in the Registration Rights Agreement, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

A copy of the Registration Rights Agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “The Exchange Offer—Purpose of the Exchange Offer.”

Consequences of Failure to Exchange

Old Notes that are not tendered or that are tendered but not accepted (which will be returned to the tendering holder) will, following the completion of the Exchange Offer, remain outstanding and continue to be subject to their existing terms. See “Risk Factors” and “The Exchange Offer—Terms of the Exchange Offer.” Following the completion of the Exchange Offer, we will have no obligation to exchange Old Notes for Exchange Notes.

The trading market for Old Notes not exchanged in the Exchange Offer may be more limited than it is at present. Therefore, if your Old Notes are not tendered and accepted in the Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged Old Notes.

Regulatory Requirements	We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the notice of effectiveness under the Securities Act of the registration statement pursuant to which the Exchange Offer is being made.

Tax Considerations	The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not be a taxable event for U.S. federal income tax purposes. You should consult your own tax advisor to determine the U.S. federal, state and other tax consequences of the exchange of the Old Notes for the Exchange Notes. See “U.S. Federal Income Tax Considerations.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. Payments made to third parties in connection with the Exchange Offer will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offer—Accounting Treatment.”

The Exchange Notes

The Exchange Notes will be governed by the same Indenture under which the Old Notes were issued. The summary below describes the principal terms of the Exchange Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Exchange Notes” for a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	General Mills, Inc.

Exchange Notes Offered	Up to $605,238,000 aggregate principal amount of Exchange Notes.

Maturity Date	The Exchange Notes will mature on February 1, 2051.

Interest on the Exchange Notes	The Exchange Notes will bear interest at a rate of 3.000% per annum.

Interest Payment Dates	Interest on the Exchange Notes will accrue from the most recent date to which interest on the Old Notes has been paid, and will be payable on February 1 and August 1 of each year.

Ranking	The Exchange Notes will be our unsecured and unsubordinated obligations and will rank equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Exchange Notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and to all liabilities of our subsidiaries.

Optional Redemption	The Exchange Notes are redeemable in whole or in part at any time at our option at the applicable redemption price described under the heading “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer to Purchase	If a change of control triggering event occurs, unless we have exercised our right to redeem the Exchange Notes, we will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of repurchase, as described more fully under “Description of Exchange Notes—Change of Control Offer to Purchase.”

Further Issues	We may, without the consent of the holders of Exchange Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Exchange Notes (except for the issue date and, in some cases, the first interest payment date). Any additional notes, together with the Exchange Notes with the same terms, will constitute a single series of notes under the Indenture. No additional notes of a series may be issued if an event of default has occurred with respect to that series of notes.

Sinking Fund	None.

Denominations and Form	We will issue the Exchange Notes in the form of one or more fully registered global notes, which will be deposited with the trustee under the Indenture, as custodian for DTC, and registered in the name of the nominee of DTC, for credit to an account of a direct or indirect participant in DTC (including Euroclear and Clearstream). Except in the limited circumstances described in this prospectus, owners of beneficial interests in the Exchange Notes will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive Exchange Notes in definitive form and will not be considered holders of Exchange Notes under the Indenture governing the Exchange Notes. The Exchange Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the Exchange Notes on any securities exchange or for the quotation of such Exchange Notes in any automated dealer quotation system.

Risk Factors	An investment in the Exchange Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 9 of this prospectus, as well as other information included in or incorporated by reference into this prospectus before deciding whether to tender your Old Notes for exchange in the Exchange Offer.

Trustee, Registrar and Paying Agent	U.S. Bank National Association

Governing Law	The Exchange Notes will be, and the Indenture is, governed by the laws of the State of New York.

RISK FACTORS

An investment in the Exchange Notes involves risks. Before deciding whether to tender your Old Notes for exchange in the Exchange Offer, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth in our filings with the SEC incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference in this prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. In that case, our ability to pay interest on the Exchange Notes when due or to repay the Exchange Notes at maturity could be adversely affected, and the trading price of the Exchange Notes could decline substantially. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to the Exchange Notes

We have a substantial amount of indebtedness, which could limit our financing and other options and adversely affect our ability to make payments on the Exchange Notes.

We have a substantial amount of indebtedness. As of August 29, 2021, we had $13.0 billion of total debt, including $423.6 million of debt of our consolidated subsidiaries but excluding redeemable and noncontrolling interests in our subsidiaries held by third parties. As of August 29, 2021, interests in our subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million. The agreements under which we have issued indebtedness do not prevent us from incurring additional unsecured indebtedness in the future.

Our level of indebtedness could have important consequences to holders of the Exchange Notes. For example, it may limit:

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our ability to obtain financing for working capital, capital expenditures or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward; and

•	our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to our competitors.

There are various financial covenants and other restrictions in our debt instruments. If we fail to comply with any of these requirements, the related indebtedness (and other unrelated indebtedness) could become due and payable prior to its stated maturity, and we may not be able to repay the indebtedness that becomes due. A default under our debt instruments may also significantly affect our ability to obtain additional or alternative financing.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our operating and financial performance, which in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The Exchange Notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the Exchange Notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have to the extent of the assets that serve as security for those obligations. We do not currently have any material secured obligations. In addition, since the Exchange Notes are obligations exclusively of General Mills, Inc. and are not guaranteed by our subsidiaries, the Exchange Notes are also effectively subordinated to all liabilities of our subsidiaries to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the Exchange Notes, or to make any funds available to us, whether by paying dividends or otherwise. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, or from issuing equity interests that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities or to issue equity interests that have priority over our interests in the subsidiaries, our ability to pay our obligations on the Exchange Notes could be adversely affected. As of August 29, 2021, our consolidated subsidiaries had $423.6 million of debt, and interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million.

We may incur additional indebtedness.

The Indenture governing the Exchange Notes, which is the same Indenture that governs the Old Notes, does not prohibit us from incurring substantial additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the Exchange Notes. The Indenture governing the Exchange Notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the Exchange Notes and permits our subsidiaries to issue equity interests that have priority over our interests in the subsidiaries. In addition, the Indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the Exchange Notes.

Prior to the Exchange Offer, there was no existing trading market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes in any automated dealer quotation system.

If an active trading market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected. In that case, you may not be able to sell your Exchange Notes at a particular time or you may not be able to sell your Exchange Notes at a favorable price. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

•	the number of holders of the Exchange Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Exchange Notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the Exchange Notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the Exchange Notes.

Our credit ratings may not reflect the potential impact of all risks related to the market values of the Exchange Notes. However, real or anticipated changes in our credit ratings will generally affect the market values of the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, each holder of Exchange Notes will have the right to require us to repurchase all or any part of such holder’s Exchange Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the Exchange Notes. Our failure to repurchase the Exchange Notes as required under the Indenture governing the Exchange Notes would result in a default under the Indenture governing the Exchange Notes, which could have material adverse consequences for us and the holders of the Exchange Notes. See “Description of Exchange Notes—Change of Control Offer to Purchase.”

Risks Relating to Participation in the Exchange Offer

Our board of directors has not made a recommendation as to whether you should tender your Old Notes in exchange for Exchange Notes in the Exchange Offer, and we have not obtained a third-party determination that the Exchange Offer is fair to holders of our Old Notes.

Our board of directors has not made, and will not make, any recommendation as to whether holders of Old Notes should tender their Old Notes in exchange for Exchange Notes pursuant to the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the Exchange Offer, or preparing a report or making any recommendation concerning the fairness of the Exchange Offer. Therefore, if you tender your Old Notes, you may not receive more than or as much value as if you chose to keep them. Holders of Old Notes must make their own independent decisions regarding their participation in the Exchange Offer.

Any Old Notes that are not exchanged will continue to be subject to restrictions on transfer and, following completion of the Exchange Offer, are expected to have a less liquid trading market.

Old Notes that you do not tender or we do not accept will, following the Exchange Offer, continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Following completion of the Exchange Offer, we do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussion below under the caption “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Because we anticipate that most holders of Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for any Old Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Old Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Old Notes outstanding. Following the Exchange Offer, if you do not tender your Old Notes, you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes is expected to be adversely affected by the Exchange Offer.

The Exchange Offer may be cancelled or delayed.

The consummation of the Exchange Offer is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offer—Conditions to the Exchange Offer.” We may, at our option and in our sole discretion, subject to applicable law, waive any such conditions. Even if the Exchange Offer is completed, the Exchange Offer may not be completed on the schedule described in this prospectus. Accordingly, holders of Old Notes participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes during which time those holders of the Old Notes will not be able to effect transfers of their Old Notes tendered for exchange.

You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of the Exchange Notes in exchange for the Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC, New York, New York, as depository, including an agent’s message.

Therefore, holders of Old Notes who would like to tender Old Notes in exchange for Exchange Notes should allow enough time for the Old Notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of the Old Notes for exchange. The Old Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the Exchange Offer, certain registration and other rights under the Registration Rights Agreement will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Old Notes. We will not receive any cash proceeds from the Exchange Offer. The Old Notes exchanged in connection with the Exchange Offer will be retired and cancelled and will not be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our indebtedness other than to the extent that we incur any indebtedness in connection with the payment of expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and the Information Agent and accounting and legal fees.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we originally issued the Old Notes on January 27, 2021, we entered into the Registration Rights Agreement with certain dealer managers, pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to use commercially reasonable efforts to:

•

prepare and file the Exchange Offer Registration Statement with respect to a registered offering to exchange the Old Notes for the Exchange Notes having terms substantially identical to the Old Notes being exchanged, except that the Exchange Notes will not contain transfer restrictions or provisions regarding the additional interest in case of a Registration Default;

•	cause the Exchange Offer Registration Statement to become effective under the Securities Act within 330 days after the Original Issue Date; and

•	complete the Exchange Offer within 360 days after the Original Issue Date.

We also agreed to keep the Exchange Offer Registration Statement effective for not less than 30 days (or longer, if required by applicable law) after commencement of the Exchange Offer.

If:

•	the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 330th day after the Original Issue Date;

•

neither the Exchange Offer is consummated within 360 days after the Original Issue Date nor, if required in lieu thereof, the Shelf Registration Statement (as defined in the Registration Rights Agreement) has become effective within 270 days after the date, if any, on which we became obligated to file the Shelf Registration Statement;

•

after the Exchange Offer Registration Statement is declared effective the Exchange Offer Registration Statements ceases to be effective or usable prior to the consummation of the Exchange Offer (unless such ineffectiveness is cured within the 330-day period described above and except as provided for in the Registration Rights Agreement); or

•

after the Shelf Registration Statement, if applicable, is declared (or becomes automatically) effective, and for a period of time that exceeds 180 days in the aggregate in any 12-month period in which the Shelf Registration Statement is required to be effective under the Registration Rights Agreement: (a) such Shelf Registration Statement thereafter ceases to be effective during the period required in the Registration Rights Agreement; or (B) such Shelf Registration Statement or the related prospectus ceases to be usable (except as otherwise permitted in the Registration Rights Agreement) in connection with resales of Old Notes during the periods specified in the Registration Rights Agreement because either (1) any event occurs as a result of which the related prospectus forming part of such Shelf Registration Statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (2) it becomes necessary to amend such Shelf Registration Statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, or (3) the Shelf Registration Statement has expired before a replacement Shelf Registration Statement becomes effective (each such event referred to in this bullet point and any of the previous three bullet points, a “Registration Default”);

then we will be required to pay additional interest to the holders of the Old Notes affected thereby, and additional interest will accrue on the Old Notes affected thereby over and above the stated interest on the Old Notes from and including the date on which any Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum while any Registration Default is continuing, until all Registration Defaults have been cured.

Following the cure of all Registration Defaults, the accrual of additional interest on the Old Notes will cease and the interest rate will revert to the original rate on the Old Notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of Old Notes with respect to any Registration Default. In no event shall we be obligated to pay additional interest (i) for more than one Registration Default under the Registration Rights Agreement at any one time, (ii) for a period of more than one year (or for such longer period as extended pursuant to the Registration Rights Agreement) from the Original Issue Date for any Registration Default referred to in the Registration Rights Agreement with respect to a Shelf Registration Statement or (iii) on any securities that, at the time of such Registration Default, are not transfer restricted securities.

Under some circumstances set forth in the Registration Rights Agreement, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer, may require us to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

We are making the Exchange Offer in reliance on the position of the SEC as described in previous no-action letters issued to third parties, including in Exxon Capital Holdings Corporation (April 13, 1988), Morgan Stanley & Co., Inc. (June 5, 1991), Shearman & Sterling (July 2, 1993) and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder who exchanges Old Notes for Exchange Notes in the Exchange Offer generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. The preceding sentence does not apply, however, to a holder who is our “affiliate” (as defined in Rule 405 under the Securities Act). We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in a “distribution,” as defined in the Securities Act, of the Exchange Notes. We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the Exchange Offer to distribute such Exchange Notes following completion of the Exchange Offer, and we are not aware of any person that will participate in the Exchange Offer with a view to distribute the Exchange Notes. A holder who exchanges Old Notes for Exchange Notes in the Exchange Offer for the purpose of distributing such Exchange Notes cannot rely on the interpretations of the staff of the SEC in the aforementioned no-action letters, must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell Exchange Notes and must be identified as an underwriter in the prospectus.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete, and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

We are offering holders of our outstanding 3.000% Notes due 2051 (CUSIP Nos. 370334 CM4 and U37031 DD7 and ISIN Nos. US370334CM48 and USU37031DD75), which were issued pursuant to a private offering, the opportunity to exchange their Old Notes for a like aggregate principal amount of 3.000% Notes due 2051 (CUSIP No. 370334 CP7 and ISIN No. US370334CP78) in a transaction registered under the Securities Act and in the manner described in this prospectus.

Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange all Old Notes which are validly tendered on or prior to the Expiration Date and not validly withdrawn as permitted below. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 20, 2021, unless extended by us.

The terms of the Exchange Notes will be substantially identical to the terms of the Old Notes, except that the Exchange Notes will not contain terms with respect to additional interest for failure to fulfill certain of our obligations under the Registration Rights Agreement and transfer restrictions. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture under which the outstanding Old Notes were issued. The Exchange Notes and the Old Notes will constitute a single class for all purposes under the Indenture governing the Exchange Notes. For a description of the Indenture governing the Exchange Notes, see “Description of Exchange Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. Any Old Notes not tendered will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement, except as otherwise specified therein.

As of the date of this prospectus, $605,238,000 aggregate principal amount of Old Notes are outstanding. This prospectus is first being sent on or about the date hereof to all holders of Old Notes known to us.

We expressly reserve the right, at any time prior to the expiration of the Exchange Offer, to extend the period of time during which the Exchange Offer is open and delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to holders of Old Notes as described below. During any such extension, all the Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly upon expiration or termination of the Exchange Offer.

The Old Notes may only be tendered in the Minimum Authorized Denominations. Holders who tender less than all of their Old Notes must continue to hold the Old Notes in at least the Minimum Authorized Denominations.

We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the Exchange Offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If we delay accepting any Old Notes or terminate the Exchange Offer, we promptly will pay the consideration offered, or return any Old Notes deposited, pursuant to the Exchange Offer as required by Rule 14e-1(c) under the Exchange Act.

Procedures for Tendering Old Notes

To participate in the Exchange Offer, you must properly tender your Old Notes to the Exchange Agent as described below. We will only issue the Exchange Notes in exchange for the Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to contact your broker, if applicable, to ensure timely delivery of the Old Notes, and you should follow carefully the instructions on how to tender your Old Notes. There are no letters of transmittal prepared for use in connection with the Exchange Offer. It is your responsibility to properly tender your Old Notes. The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus.

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Old Notes only by using ATOP. The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed or sent to holders of Old Notes, and any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the Exchange Agent. The agent’s message will state that DTC has received instructions from the participant to tender the Old Notes.

The term “agent’s message” means a message, transmitted by DTC through ATOP to and received by the Exchange Agent and forming a part of a book-entry transfer, which states that DTC has received instructions to exchange your Old Notes.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender your Old Notes, you should promptly instruct the registered holder to tender such Old Notes on your behalf and comply with the ATOP procedures for book-entry transfer described above on or prior to the Expiration Date.

We or the Exchange Agent, in our discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Old Notes tendered for exchange. We reserve the right to reject any and all tenders not validly tendered or to not accept any tender which acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the Exchange Offer as to any individual tender before the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender the Old Notes in the Exchange Offer). Our or the Exchange Agent’s interpretation of the terms and conditions of the Exchange Offer as to any particular tender either before or after the Expiration Date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the Exchange Agent or any other person (including the trustee under the Indenture), under any duty to notify you of any defect or irregularity with respect to your tender of the Old Notes for exchange, and no one will be liable for failing to provide such notification.

By tendering the Old Notes, you represent to us that: (a) any Old Notes being exchanged by you, and any Exchange Notes to be received by you, have been or will be acquired in the ordinary course of your business; (b) you are not engaged, do not intend to engage and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the Exchange Notes; (c) you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours; and (d) if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see “Plan of Distribution.”

If any holder or other person is an “affiliate” of ours (as defined in Rule 405 under the Securities Act), or is engaged or has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Old Notes in the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Old Notes, where the Old Notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its Old Notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

By tendering Old Notes in accordance with the ATOP procedures for book-entry transfer described above, a holder or a beneficial owner (whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) will have or will be deemed to have irrevocably appointed the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as an agent for us in connection with the Exchange Offer) with respect to the Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, in accordance with the terms and conditions of the Exchange Offer.

Each holder or beneficial owner will also have or be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Old Notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered are not subject to any proxies or adverse claims.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly upon the Expiration Date, all the Old Notes validly tendered and not validly withdrawn and will issue the Exchange Notes promptly after acceptance of the Old Notes. See “—Conditions to the Exchange Offer.”

For purposes of the Exchange Offer, we will be deemed to have accepted validly tendered Old Notes for exchange if and when we give written notice to the Exchange Agent.

The holder of each Old Note accepted for exchange will receive an Exchange Note in an amount equal to the principal amount of the surrendered Old Note. Holders of the Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of the Exchange Notes will not receive any payment in respect of accrued interest on the Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon the issuance of the Exchange Notes.

In all cases, issuance of the Exchange Notes for the Old Notes that are accepted for exchange will be made only after timely receipt by the Exchange Agent of an agent’s message and a timely confirmation of book-entry transfer of the Old Notes into the Exchange Agent’s account at DTC.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted Old Notes will be returned without expense to an account maintained by the holder or on the holder’s behalf with DTC promptly upon the expiration or termination of the Exchange Offer.

Book-Entry Transfers

The Exchange Agent will make a request to establish an account for the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of the Old Notes by causing DTC to transfer those Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC on or prior to the Expiration Date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. A tender of Old Notes through a book-entry transfer into the Exchange Agent’s account will only be effective if an agent’s message is transmitted to and received or confirmed by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Withdrawal Rights

To withdraw a tender of Old Notes in the Exchange Offer, you must comply with DTC’s procedures for withdrawal of tenders. Sufficient time should be allowed for completion of the ATOP withdrawal procedures during the normal business hours of DTC. A withdrawal may be effected by a properly submitted “Request Message” through ATOP, which must:

•	specify the name of the DTC participant whose name appears on the security position listing as the owner of such tendered Old Notes;

•	contain a description of the Old Notes to be withdrawn, including the principal amount; and

•	be signed by such DTC participant in the same manner as the participant’s name is listed in the agent’s message.

Validly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering Old Notes” above at any time on or before the Expiration Date. However, if the Expiration Date has been extended, tenders of Old Notes previously accepted for exchange as of the original Expiration Date may not be withdrawn.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued in respect thereof unless the Old Notes so withdrawn are validly re-tendered.

No Guaranteed Delivery

There are no guaranteed delivery provisions applicable to the Exchange Offer. Holders of Old Notes must tender their Old Notes in accordance with the procedures set forth under “—Procedures for Tendering Old Notes.”

Absence of Dissenters’ Rights of Appraisal

Holders of the Old Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if any of the following events occur prior to the Expiration Date:

(a)	the Exchange Offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b)

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof; or

(2)

resulting in a material delay in our ability to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of the Exchange Notes having obligations with respect to resales and transfers of the Exchange Notes which are greater than those described in the interpretation of the SEC referred to in “—Procedures for Tendering Old Notes,” or would otherwise make it inadvisable to proceed with the Exchange Offer; or

(c)	we have not obtained any governmental approval which we deem necessary for the consummation of the Exchange Offer; or

(d)	there has occurred:

(1)	any general suspension of, or general limitation on, prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

(2)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer;

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

(e)

any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Old Notes or the Exchange Notes;

which, in each case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable, in our reasonable judgment, to proceed with the Exchange Offer, such acceptance for exchange or such exchange.

The foregoing conditions are for our benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent and Information Agent

We have appointed Global Bondholder Services Corporation as the Exchange Agent and the Information Agent for the Exchange Offer. Questions and requests for assistance or additional copies of this prospectus should be directed to the Information Agent addressed as follows:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Facsimile (Eligible Institutions Only): (212) 430-3775 or (212) 430-3779

Telephone: (212) 430-3774 (Collect) or (866) 470-3900 (Toll-Free)

E-mail: contact@gbsc-usa.com

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and the Information Agent and certain accounting and legal fees.

This solicitation is being made primarily by electronic means. Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the Exchange Agent.

Accounting Treatment

We will record the Exchange Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. Payments made to third parties in connection with the Exchange Offer will be expensed as incurred in accordance with generally accepted accounting principles.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of the Old Notes in the Exchange Offer unless you instruct us to register the Exchange Notes in the name of, or request that the Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder or unless a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer. In those cases, the tendering holder will be responsible for the payment of any applicable transfer tax. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption therefrom, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Exchanging or Failing to Exchange Old Notes

The information below concerning specific interpretations of, and positions taken by, the staff of the SEC is not intended to constitute legal advice, and holders who wish to participate in the Exchange Offer should consult their own legal advisors with respect to those matters.

If you do not exchange your Old Notes for Exchange Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer of the Old Notes imposed by the Securities Act and state securities laws. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the completion of the Exchange Offer, we do not plan to register the Old Notes under the Securities Act.

Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	any Exchange Notes to be received by you will be acquired in the ordinary course of your business;

•	you are not engaged and have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours.

If you are an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or are engaged or have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the Exchange Offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Old Notes who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer represents that:

•	any Old Notes being exchanged by it, and any Exchange Notes to be received by it, have been or will be acquired in the ordinary course of its business;

•

it is not engaged, does not intend to engage and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours; and

•

if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

As discussed above, in connection with resales of the Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we have agreed, for a period of 90 days after the Expiration Date, to make this prospectus available to any broker-dealer for use in connection with any such resale.

Neither we nor our board of directors make any recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the Exchange Offer. Moreover, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the Exchange Offer and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF EXCHANGE NOTES

For purposes of this section “Description of Exchange Notes,” the terms “we,” “us,” “our,” “General Mills” and the “Company” shall refer to General Mills, Inc. and not any of its subsidiaries. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Exchange Notes and the Indenture. You should read the Exchange Notes and the Indenture in their entirety. See “Where You May Find More Information About General Mills.”

General

The Exchange Notes will be issued under the indenture, dated February 1, 1996, as amended, between us and U.S. Bank National Association, acting as trustee (the “Indenture”). The Indenture does not limit the amount of debt securities we may issue.

We will issue the Exchange Notes in book-entry form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders of Exchange Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Exchange Notes (except for the issue date and, in some cases, the first interest payment date). Any such additional notes, together with the Exchange Notes issued in the Exchange Offer, will constitute a single series of notes under the Indenture; provided that, if the additional notes are not fungible with the Exchange Notes issued in the Exchange Offer for United States federal income tax purposes, the additional notes will have different ISIN and CUSIP numbers. No such additional notes may be issued if an event of default has occurred with respect to the Exchange Notes.

The Exchange Notes

The Exchange Notes will mature on February 1, 2051. We will pay interest on the Exchange Notes at the rate of 3.000% per annum. Such interest will accrue from the most recent date to which interest on the Old Notes has been paid, and will be payable semi-annually in arrears on February 1 and August 1 of each year. We will make each interest payment to the holders of record on the immediately preceding January 15 and July 15, respectively. Interest payable at the maturity of the Exchange Notes will be payable to the registered holders of the Exchange Notes to whom the principal is payable. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date on the Exchange Notes falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on that payment will accrue for the period from and after the interest payment date. If the maturity date of the Exchange Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. A “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Ranking

The Exchange Notes will be our unsecured and unsubordinated obligations. The Exchange Notes will rank equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Exchange Notes will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, because the Exchange Notes are only our obligation and are not guaranteed by our subsidiaries, creditors of each of our subsidiaries, including trade creditors and owners of preferred equity of our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the Exchange Notes. The Exchange Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries, and to claims of owners of preferred equity of our subsidiaries. As of August 29, 2021, we had $13.0 billion of total debt, including $423.6 million of debt of our consolidated subsidiaries. As of August 29, 2021, interests in subsidiaries held by third parties, shown as redeemable and noncontrolling interests on our consolidated balance sheets, totaled $877.5 million. We do not currently have any material secured obligations. We or our subsidiaries may incur additional obligations in the future.

Optional Redemption

As explained below, we may redeem the Exchange Notes before they mature. This means we may repay the Exchange Notes early. The Exchange Notes to be redeemed will stop bearing interest on the redemption date, even if you do not collect your money. We will give you between 15 and 45 days’ notice before the redemption date.

We are not required (i) to register, transfer or exchange the Exchange Notes during the period from the opening of business 15 days before the day a notice of redemption relating to the Exchange Notes selected for redemption is sent to the close of business on the day that notice is sent or (ii) to register, transfer or exchange any Exchange Notes so selected for redemption, except for the unredeemed portion of any Exchange Notes being redeemed in part.

We may redeem the Exchange Notes, in whole or in part, at any time and from time to time. The redemption price for the Exchange Notes to be redeemed on any redemption date that is prior to August 1, 2050 (the date that is six months prior to the maturity date) (the “Par Call Date”) will be equal to the greater of (i) 100% of the principal amount of the Exchange Notes to be redeemed and (ii) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes to be redeemed (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed) at the adjusted treasury rate, plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption. The redemption price for the Exchange Notes to be redeemed on any redemption date that is on or after the Par Call Date will be equal to 100% of the principal amount of the Exchange Notes being redeemed on the redemption date, plus accrued and unpaid interest on the Exchange Notes being redeemed to the date of redemption. In any case, the principal amount of an Exchange Note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

In connection with such optional redemption of Exchange Notes, the following defined terms apply:

•

“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

•

“Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the Exchange Notes to be redeemed (assuming for this purpose that the Exchange Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes to be redeemed.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

•	“Quotation agent” means the reference treasury dealer appointed by the trustee after consultation with us.

•	“Reference treasury dealer” means any primary United States government securities dealer in the United States selected by the trustee after consultation with us.

•

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., in New York City, on the third business day preceding such redemption date.

Change of Control Offer to Purchase

If a change of control triggering event occurs, holders of Exchange Notes may require us to repurchase all or any part (equal to an integral multiple of $1,000) of their Exchange Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Exchange Notes to the date of repurchase (unless a notice of redemption has been mailed within 30 days after such change of control triggering event stating that all of the Exchange Notes will be redeemed as described above); provided that the principal amount of an Exchange Note remaining outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. We will be required to mail to holders of the Exchange Notes a notice describing the transaction or transactions constituting the change of control triggering event and offering to repurchase the Exchange Notes. The notice must be mailed within 30 days after any change of control triggering event, and the repurchase must occur no earlier than 30 days and no later than 60 days after the date the notice is mailed.

On the date specified for repurchase of the Exchange Notes, we will, to the extent lawful:

•	accept for payment all properly tendered Exchange Notes or portions of Exchange Notes;

•	deposit with the paying agent the required payment for all properly tendered Exchange Notes or portions of Exchange Notes; and

•	deliver to the trustee the repurchased Exchange Notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased Exchange Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Exchange Notes. To the extent that these requirements conflict with the provisions requiring repurchase of the Exchange Notes, we will comply with these requirements instead of the repurchase provisions and will not be considered to have breached our obligations with respect to repurchasing the Exchange Notes. Additionally, if an event of default exists under the Indenture (which is unrelated to the repurchase provisions of the Exchange Notes), including events of default arising with respect to other issues of debt securities, we will not be required to repurchase the Exchange Notes notwithstanding these repurchase provisions.

We will not be required to comply with the obligations relating to repurchasing the Exchange Notes if a third party instead satisfies them.

For purposes of the repurchase provisions of the Exchange Notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than us or one of our subsidiaries); or (iii) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the voting stock of the holding company are substantially the same as the holders of our voting stock immediately prior to that transaction or (y) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing directors” means, as of any date of determination, any member of our board of directors who (i) was a member of the board of directors on the Original Issue Date or (ii) was nominated for election, elected or appointed to the board of directors with the approval of a majority of the continuing directors who were members of the board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings.

“Investment grade rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agencies” means (i) each of Fitch, Moody’s and S&P and (ii) if any of Fitch, Moody’s or S&P ceases to rate the Exchange Notes or fails to make a rating of the Exchange Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) selected by us as a replacement rating agency for a former rating agency.

“Rating event” means the rating on the Exchange Notes is lowered by each of the rating agencies and the Exchange Notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Exchange Notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (i) the occurrence of a change of control and (ii) public notice of the occurrence of a change of control or our intention to effect a change of control; provided that a rating event will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if each rating agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of S&P Global, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

No Sinking Fund

The Exchange Notes will not be subject to, or entitled to the benefit of, any sinking fund.

Our Trustee

U.S. Bank National Association, as trustee under the Indenture, has been appointed by us as paying agent and registrar with regard to the Exchange Notes. The trustee also acts as an agent for the issuance of our United States commercial paper. The trustee and its affiliates currently provide cash management and other banking and advisory services to us in the normal course of business and may from time to time in the future provide other banking and advisory services to us in the ordinary course of business, in each case in exchange for a fee.

Prescription Period

All money paid by us to the trustee or a paying agent for the payment of principal or any interest on the Exchange Notes that remains unclaimed at the end of two years after the amount becomes due will be repaid to us. After that two-year period, the holder of an Exchange Note may look only to us for payment and not to the trustee or any other paying agent.

Notices

We and the trustee will send notices regarding the Exchange Notes only to participants in DTC, using their addresses as listed in the trustee’s records.

Mergers and Similar Events

We are generally permitted under the Indenture to consolidate or merge with another company. We are also permitted to sell or lease some or all of our assets to another company. However, we may not take any of these actions unless the following conditions, among others, are met:

•

where we merge out of existence or sell or lease substantially all our assets, the other company must be a corporation, limited liability company, partnership or trust organized under the laws of a state or the District of Columbia or under United States federal law and it must expressly agree in a supplemental indenture to be legally responsible for the Exchange Notes; and

•

the merger, sale of assets or other transaction must not bring about a default on the Exchange Notes (for purposes of this test, a default would include an event of default described under “—Default and Related Matters” and any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded).

You should know that there is no precise, established definition of what would constitute a sale or lease of substantially all of our assets under applicable law and, accordingly, there may be uncertainty as to whether a sale or lease of less than all of our assets would subject us to this provision.

If we merge out of existence or transfer (except through a lease) substantially all our assets, and the other firm becomes our successor and is legally responsible for the Exchange Notes, we will be relieved of our own responsibility for the Exchange Notes.

It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised the holders of the Exchange Notes to limit these preferential rights, called “liens,” as discussed under “—Certain Restrictive Covenants—Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries,” or grant an equivalent lien to the holders of the Exchange Notes.

Modification and Waiver

There are three types of changes we can make to the Indenture and the Exchange Notes.

Changes Requiring Your Approval

First, there are changes that cannot be made to your Exchange Notes without your specific approval. These include a(n):

•	change of the stated due date for payment of principal or interest on an Exchange Note;

•	reduction in the principal amount of, the rate of interest payable on or any premium payable upon redemption of an Exchange Note;

•	reduction in the amount of principal payable upon acceleration of the maturity of an Exchange Note following a default;

•	change in the place or currency of payment on an Exchange Note;

•	impairment of the right of a holder of an Exchange Note to sue for payment on an Exchange Note on or after the due date for such payment;

•	reduction in the percentage of direct holders of Exchange Notes whose consent is required to modify or amend the Indenture;

•

reduction in the percentage of holders of Exchange Notes and notes of the same series whose consent is required under the Indenture to waive compliance with provisions of, or to waive defaults under, the Indenture; and

•

modification of any of the provisions described above or other provisions of the Indenture dealing with waiver of defaults or covenants under the Indenture, except to increase the percentages required for such waivers or to provide that other provisions of the Indenture cannot be changed without the consent of each direct holder affected by the change.

Changes Not Requiring Approval

Second, changes may be made by us and the trustee without any vote by holders of Exchange Notes. These include:

•	evidencing the assumption by a successor of our obligations under the Indenture and the Exchange Notes;

•	adding to our covenants for the benefit of the holders of Exchange Notes, or surrendering any of our rights or powers under the Indenture;

•	adding other events of default for the benefit of holders of Exchange Notes;

•	making such changes as may be necessary to permit or facilitate the issuance of Exchange Notes in bearer or uncertificated form;

•	establishing the forms or terms of the Exchange Notes or debt securities of any other series;

•	evidencing the acceptance of appointment by a successor trustee; and

•

curing any ambiguity, correcting any Indenture provision that may be defective or inconsistent with other Indenture provisions or making any other change that does not adversely affect the interests of the holders of the Exchange Notes in any material respect.

Changes Requiring a Majority Vote

Third, we need a vote by direct holders of debt securities owning at least a majority of the principal amount of each series of notes affected by the change to make any other change to the Indenture that is not of the type described in the preceding two paragraphs. A majority vote of this kind is also required to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the Indenture that cannot be changed without the consent of the direct holder.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default;

•

for debt securities whose principal amount is not known, for example, because they are based on an index, we will use a special rule for that debt security determined by our board of directors or established in one or more supplemental indentures; and

•

for debt securities denominated in one or more foreign currencies or currency units, we will use the dollar equivalent, as determined by our board of directors or established in one or more supplemental indentures.

Exchange Notes will not be considered outstanding, and therefore will not be eligible to vote, if owned by us or one of our affiliates or if we have deposited or set aside money in trust for their payment or redemption. Exchange Notes will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding Exchange Notes that are entitled to vote or take other action under the Indenture. In some circumstances, generally related to a default by us on the Exchange Notes, the trustee will be entitled to set a record date for action by holders.

Holders who hold in “street name” and other indirect holders, including holders of any Exchange Notes issued as global notes, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the Exchange Notes or request a waiver.

Defeasance

Full Defeasance

If there is a change in United States federal tax law as described below, we could legally release ourselves from any payment or other obligations on the Exchange Notes, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•

we must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of Exchange Notes money or specified United States government securities or a combination of these that will generate enough cash to make interest, principal and any other payments on Exchange Notes on their various due dates;

•

there must be a change in current federal tax law or an Internal Revenue Service (“IRS”) ruling that lets us make the deposit without causing you to be taxed on the Exchange Notes any differently than if we did not make the deposit and simply repaid the Exchange Notes ourselves (under current United States federal tax law, the deposit and our legal release from the Exchange Notes would be treated as though we took back your Exchange Notes and gave you your share of the cash and notes or bonds deposited in trust, in which case you could recognize gain or loss on the Exchange Notes); and

•	we must deliver to the trustee a legal opinion confirming the United States tax law change described above.

In addition, no default must have occurred and be continuing with respect to the Exchange Notes at the time the deposit is made (and, with respect only to bankruptcy and similar events, during the 90 days following the deposit), and we must have delivered a certificate and a legal opinion to the effect that the deposit does not:

•	cause any outstanding Exchange Notes that may then be listed on a securities exchange to be delisted;

•	cause the trustee to have a “conflicting interest” within the meaning of the Trust Indenture Act of 1939;

•	result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are party or by which we are bound; or

•

result in the trust arising from it constituting an “investment company” within the meaning of the Investment Company Act of 1940 (unless we register the trust, or find an exemption from registration, under the Investment Company Act of 1940).

If we ever did accomplish full defeasance, you would have to rely solely on the trust deposit, and could no longer look to us, for repayment on the Exchange Notes. Conversely, the trust deposit would likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current United States federal tax law, we can make the same type of deposit described above and be released from many of the covenants with respect to the Exchange Notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the Exchange Notes. In order to achieve covenant defeasance, we must do the following:

•	make the same deposit of money and/or United States government securities described under “—Full Defeasance”;

•

deliver to the trustee a legal opinion confirming that under current United States federal income tax law we may make the above deposit without causing you to be taxed on the Exchange Notes any differently than if we did not make the deposit and simply repaid the Exchange Notes ourselves; and

•	comply with the other conditions precedent described under “—Full Defeasance.”

If we accomplish covenant defeasance, the following provisions, among others, would no longer apply:

•	the events of default relating to breach of covenants described under “—Default and Related Matters—What is an Event of Default?”; and

•	any promises regarding conduct of our business, such as those described under “—Certain Restrictive Covenants” and any other covenants applicable to the Exchange Notes.

If we accomplish covenant defeasance, you can still look to us for repayment of the Exchange Notes if there is a shortfall in the trust deposit. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall.

Default and Related Matters

You will have special rights if an event of default occurs and is not cured.

What is an Event of Default?

The term “event of default” with respect to the Exchange Notes means any of the following:

•	we do not pay interest on an Exchange Note within 30 days of its due date;

•	we do not pay the principal or any premium on an Exchange Note on its due date;

•

we remain in breach of any restrictive covenant with respect to the Exchange Notes or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach (the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of the notes of such series); or

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs

In the event of our bankruptcy, insolvency or other similar proceeding, all of the Exchange Notes will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred with respect to the Exchange Notes and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the notes of such series may declare the entire principal amount of all the Exchange Notes to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

A declaration of acceleration of maturity with respect to the Exchange Notes may be canceled by the direct holders of at least a majority in principal amount of the notes of such series if any other defaults on Exchange Notes have been waived or cured and we pay or deposit with the trustee an amount sufficient to pay the following with respect to the Exchange Notes:

•	all overdue interest;

•	principal and premium, if any, which has become due, other than as a result of the acceleration, plus any interest on that principal;

•	interest on overdue interest, to the extent that payment is lawful; and

•	amounts paid or advanced by the trustee and reasonable trustee compensation and expenses.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding series of notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in exercising any trust or power conferred on the trustee under the Indenture.

Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any Exchange Notes, the following must occur:

•	you must give the trustee written notice that an event of default with respect to the Exchange Notes has occurred and remains uncured;

•

the direct holders of at least 25% in principal amount of all outstanding notes of that series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against any cost and liabilities of taking that action;

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with the written notice; and

•	the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your Exchange Notes on or after the due date.

Every year we will certify in a written statement to the trustee that we are in compliance with the Indenture and Exchange Notes or specify any default that we know about.

Holders who hold in “street name” and other indirect holders, including holders of any Exchange Notes issued as global notes, should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration of maturity.

Conversion or Exchange Rights

The Exchange Notes are not convertible or exchangeable for shares of our common stock.

Certain Restrictive Covenants

The Indenture contains restrictive covenants that will apply to the Exchange Notes, the most significant of which are described below.

Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the Exchange Notes, or over our general creditors, if we fail to pay them back. These preferential rights are called “liens.” In the Indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on:

•

any flour mill, manufacturing or packaging plant or research laboratory located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries; or

•	any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries,

unless we also secure all the Exchange Notes that are still outstanding equally with the indebtedness being secured. This promise does not restrict our ability to sell or otherwise dispose of our interests in any United States or Canadian operating subsidiary.

These requirements do not apply to liens:

•	existing on February 1, 1996, and any extensions, renewals or replacements of those liens;

•	relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

•	in favor of us or one of our United States or Canadian operating subsidiaries;

•	in favor of governmental units for financing construction, improvement or purchase of our property;

•

existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a United States or Canadian operating subsidiary at the time it became our United States or Canadian operating subsidiary;

•	relating to the sale of our property;

•	for work done on our property;

•	relating to workers’ compensation, unemployment insurance and similar obligations;

•	relating to litigation or legal judgments;

•	for taxes, assessments or governmental charges not yet due; or

•	consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the Exchange Notes equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

If a merger or other transaction would create any liens that are not permitted as described above, we must grant an equivalent lien to the direct holders of the Exchange Notes.

Limitation on Sale and Leaseback Transactions

In the Indenture, we also promise that we and our United States and Canadian operating subsidiaries will not enter into any sale and leaseback transactions on any of our flour mills, manufacturing or packaging plants or research laboratories located in the United States or Canada owned by us or one of our current or future United States or Canadian operating subsidiaries (referred to in the Indenture as “principal properties”) unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our leasing back that property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

We may enter into a sale and leaseback transaction covering any of our principal properties only if:

•	it falls into the exceptions for liens described under “—Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries”;

•

within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds that mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

•	the net proceeds of the sale of the principal property, or

•	the fair market value of the principal property sold, and in either case, minus

•	the principal amount of any debt securities issued under the Indenture that are delivered to the trustee for retirement within 120 days after the property sale, and

•	the principal amount of any funded debt, other than debt securities issued under the Indenture that are voluntarily retired by us within 120 days after the property sale; or

•

the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness that we incur that, but for the exception in the second to last paragraph of “—Limitation on Liens on Major Property and United States and Canadian Operating Subsidiaries,” would have required us to secure the Exchange Notes equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet.

We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) or (2) below:

(1)	sale price of the leased property x remaining portion of the base term of the lease the base term of the lease

(2)

the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities issued under the Indenture. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items that are not payments for the property itself.

Governing Law

The Exchange Notes will be, and the Indenture is, governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

Book-Entry Delivery and Settlement

Global Notes

We will issue the Exchange Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through DTC in the United States or through Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to others, such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the Information Agent, the Exchange Agent or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer with portions of the principal amounts of the global notes; and

•

ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Exchange Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Exchange Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Exchange Notes represented by that global note for all purposes under the Indenture and under the Exchange Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the Exchange Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes and will not be considered the owners or holders thereof under the Indenture or under the Exchange Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Exchange Notes.

Payments on the Exchange Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Exchange Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Exchange Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Exchange Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the Exchange Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Exchange Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Exchange Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Exchange Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Exchange Notes in registered form to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated Exchange Notes; or

•	we determine not to have the Exchange Notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Exchange Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Exchange Notes to be issued.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer. This summary is based on the U.S. Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary is for general information only and is not intended to constitute a complete analysis of all U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Old Notes or the Exchange Notes. This summary is limited to consequences of the exchange to holders that tender Old Notes for Exchange Notes pursuant to the Exchange Offer. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Old Notes in light of their specific circumstances or the tax considerations applicable to holders that may be subject to special U.S. federal income tax rules.

You should consult your own tax advisor with respect to the U.S. federal, state, local and other tax consequences of the Exchange Offer and of owning or disposing of Exchange Notes.

The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange for U.S. federal income tax purposes, and the Exchange Notes received should be treated as a continuation of the Old Notes. Accordingly, a holder of Old Notes should not recognize gain or loss as a result of exchanging such holder’s Old Notes for Exchange Notes, any such holder should have the same adjusted tax basis in the Exchange Notes as it had in the Old Notes immediately before the exchange and the holding period of the Exchange Notes should include the holding period of the Old Notes exchanged therefor. The U.S. federal income tax consequences of holding and disposing of Exchange Notes should be the same as those applicable to Old Notes.

A holder that does not exchange Old Notes for Exchange Notes pursuant to the Exchange Offer should not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the Exchange Offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 17, 2022, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE EXCHANGE NOTES

The validity of the Exchange Notes will be passed upon for us by Dorsey & Whitney LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of General Mills, Inc. and subsidiaries as of May 30, 2021, and May 31, 2020, and for each of the fiscal years in the three-year period ended May 30, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of May 30, 2021, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing. Their report dated June 30, 2021 refers to a change to the method of accounting for leases.

General Mills, Inc.

Offer to Exchange up to $605,238,000 aggregate principal amount of 3.000% Notes due

2051 for a like principal amount of 3.000% Notes due 2051 that have been registered under the Securities Act.

PROSPECTUS

November 19, 2021